Exhibit 10.1
PHOENIX TECHNOLOGIES LTD.
DIRECTOR COMPENSATION UPDATE
        Upon the recommendation of the Compensation Committee of the Board of Directors (the “Board”) of Phoenix Technologies Ltd. (the “Company”), the Board approved in January 2008 a revision to the annual retainer fee for the Chairman of the Board. Only members of the Board who are not employees of the Company (“Outside Directors”) are entitled to receive compensation under the Company’s Director Compensation Plan. All retainers are payable quarterly in arrears.
        All Outside Directors are entitled to receive an annual retainer of $30,000. The Chairman of the Board also receives an annual retainer of $20,000. The Board approved an increase to the Chairman of the Board retainer from $20,000 to $40,000.
        There have been no other changes to the Director Compensation Plan as set forth in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on December 10, 2008.